Pioneer Gold Shares
60 State Street
Boston, MA 02109

May 1998

Dear Fellow Shareowner,

[callout in left margin] VOTING YOUR SHARES BY MAIL OR FAX IS QUICK AND EASY. EVERYTHING YOU NEED IS ENCLOSED.

On April 21, 1998, and April 30, 1998, your Fund held shareowner meetings to vote on several important proposals. Enough shareowners voted to obtain the required response for three of the proposals, all of which shareowners approved. (The proposals approved at the April 21 and April 30 meetings are listed on the back of this letter.)

Unfortunately, not enough shareowners responded to obtain the required vote for the other proposal, Proposal 3. The meeting date for Proposal 3 has been adjourned, or postponed, until June 18, 1998. You have a final opportunity to voice your opinion on Proposal 3, and we hope you take time now to vote on the proposal.

Please take a moment to read Proposal 3 and cast your vote.

[bullet]  PROPOSAL 3:
          ALLOW THE FUND TO BE REORGANIZED AS A SEPARATE DELAWARE BUSINESS TRUST. Currently, Pioneer Growth Trust is registered as a single Massachusetts business trust with three funds, one of which is your Fund. As a separate Delaware business trust, the Fund and its shareowners could benefit from a decreased possibility of shareholder and trustee liability and various potential operating efficiencies all described in the Proxy Statement.

[callout in left margin] THE BOARD OF TRUSTEES RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL.

The Fund's Board of Trustees, whose primary role is to protect shareowners' interests, believe the proposed reorganization is fair and reasonable and recommend that you vote FOR the proposal. They considered many factors:

[bullet]  THE PROPOSED REORGANIZATION MAY HELP SAVE THE FUND AND SHAREOWNERS
          MONEY.
          As a single Delaware business trust, the Fund would be able to operate within the better-defined regulations provided in Delaware. The Fund would also have the ability to adapt to new laws without going to the expense of a special shareowner meeting, which will help save the Fund, and shareowners, money.

[bullet] A DECREASE IN SHAREOWNER AND TRUSTEE LIABILITY. Delaware law is more definitive and specifically protects shareowners and trustees of a Delaware business trust from liability for the Fund's debts or obligations.

[callout in left margin] PLEASE VOTE ON PROPOSAL 3! YOUR VOTE IS EXTREMELY IMPORTANT, NO MATTER HOW MANY SHARES YOU OWN.

Please cast your vote on Proposal 3 now by completing and signing the enclosed proxy card. Please mail your completed and signed proxy as quickly as possible, using the postage-paid envelope provided. OR, FOR YOUR CONVENIENCE, FAX YOUR PROXY CARD USING PIONEER'S TOLL-FREE FAX LINE AT 1-888-451-8683. PLEASE BE SURE TO SIGN YOUR PROXY CARD AND FAX BOTH THE FRONT AND BACK OF THE CARD. You can call Pioneer at 1-800-225-6292 if you have any questions about the proposal or the process for voting your shares. Thank you for your prompt response.

Sincerely,

John F. Cogan, Jr.,
Chairman and President

Shareowners approved these proposals on April 21, 1998.

PROPOSAL 2:
ELECT NINE TRUSTEES TO THE BOARD. The Trustees supervise the Fund's activities and review contractual arrangements with companies that provide services to the Fund. All of the nominees currently serve as Trustees.

PROPOSAL 5:
RATIFY THE SELECTION OF ARTHUR ANDERSEN LLP as the Fund's independent public accountants for the fiscal year ending October 31, 1998.

Shareowners approved these proposals on April 30, 1998.

PROPOSALS 4(A), 4(B) AND 4(C):
MODERNIZE CERTAIN INVESTMENT RESTRICTIONS to conform to current standards in the mutual fund industry. The Trustees believe the proposed changes are appropriate and necessary to provide future flexibility in the Fund's investment operations.

Cast your vote on Proposal 3 by completing and signing the proxy card. Please mail your completed and signed proxy as quickly as possible, using the postage-paid envelope provided.


0598-5226